FORM 4

               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed  pursuant to Section  16(a) of the  Securities  Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940.

     [ ] Check box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1.          NAME AND ADDRESS OF REPORTING PERSON:

      Mower                   Clark                    M.
     ----------------------------------------------------------------------
      (Last)                  (First)                 (Middle)

      5525 Mountain View Drive
     ----------------------------------------------------------------------
      (Street)

      Mountain Green,           UT                     84050
     ----------------------------------------------------------------------
      (City)                  (State)                 (Zip)

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2.          ISSUER NAME AND TICKER OR TRADING SYMBOL

            Bonneville Pacific Corporation "BPCO"

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3.          IRS OR SOCIAL SECURITY NUMBER OF REPORTING PERSON (Voluntary)



_______________________________________________________________________________

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4.        Statement for Month/Year

          August, 1999

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5.        If Amendment, Date of Original (Month/Year)

                         N/A
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6.       RELATIONSHIP OF REPORTING PERSON(S) TO ISSUER - Check all applicable

            __X___ Director                _____ 10% Owner
            __X___ Officer (give title     _____ Other (specify below)
                           below)

          President/CEO

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TABLE 1 - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED

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1.       Title of Security (Instr. 3)

               Common Stock
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2        Transaction Date - (Month/Day/Year)

               August 23, 1999
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3.       Transaction Code - (Instr. 8)

               Code      V
               ------------
                M
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4.       Secutities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

               Amount             (A) or (D)           Price

               20,000                A                 $5.00
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5.        Amount of Securities, Beneficially Owned at End of Month
          (Instr. 3 and 4)

          22,472

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6.        Ownership Form - Direct (D) or Indirect (I) - (Instr. 4)

                              D

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7.        Nature of Indirect Beneficial Ownership - (Instr. 4)

                    N/A
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  TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
       (e.g. puts, calls, warrants, options, convertible securities)

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1.   Title of Derivative Security - (Instr. 3)

          Executive Officers - Stock Option Plan

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2.   Converstion or Exervice Price of Derivative Security

          5.00

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3.   Transaction Date - (Momth/Day/Year)

                    August 23, 1999
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4.   Transaction Code (Instr. 8)

          Code      V
          ------------
           M

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5.   Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr.3,
     4 and 5)

          (A)                 (D)

        20,000

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6.   Date Exercisable and Expiration Date:  (Month/Day/Year)

          Date Exercisable              Expiration Date

          01-07-99                      01-07-09
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7.   Title and Amount of Underlying Securities - (Instr. 3 and 4)

          Title                    Amount or Number of Shares

        Common Stock               100,000
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8.   Price of Derivative Security (Instr. 5)

               5.00
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9.   Number of Derivative Securities Beneficially Owned at End of Month
     (Instr. 4)

               50,000
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10.  Ownership Form of Derivative Security; Direct (D) or Indirect (I) -
     (Instr. 4)

                         D
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11.  Nature of Indirect Beneficial Onwerhsip (Instr. 4)

                         N/A
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Explanation of Responses:

     ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

     Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.


Date: January 28, 2000        /s/ Clark M. Mower
                              --------------------------------
                              **Signature of Reporting Person